Exhibit 2.7

Description of rights of each class of securities

registered under Section 12 of the Securities Exchange Act of 1934

American Depositary Shares (“ADSs”) representing one share of Honda’s Common Stock (the “Common Stock”) are listed and traded on the New York Stock Exchange and, in connection with this listing (but not for trading), Honda’s Common Stock is registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of shares of Common Stock and (ii) ADS holders. Shares of Common Stock underlying the ADSs are held by JPMorgan Chase Bank, N.A., as depositary, and holders of ADSs will not be treated as holders of the shares of Common Stock.

Disclosures under the following items are not applicable to Honda and have been omitted: debt securities (Item 12.A of Form 20-F), warrants and rights (Item 12.B of Form 20-F) and other securities (Item 12.C of Form 20-F).

Common Stock

Type and Class of Securities (Item 9.A.5 of Form 20-F)

The respective number of shares of Common Stock authorized and outstanding as of the last day of the fiscal year ended March 31, 2020 is given on the cover page of the annual report to which this description is attached or incorporated by reference as an exhibit.

Preemptive Rights (Item 9.A.3 of Form 20-F)

See “—Rights of the Shares (Item 10.B.3 of Form 20-F)—Subscription Rights and Stock Acquisition Rights” below.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Shares (Item 10.B.3 of Form 20-F)

Set forth below is information relating to Honda’s Common Stock, including brief summaries of the relevant provisions of Honda’s Articles of Incorporation and Share Handling Regulations as currently in effect, and of the Company Law of Japan (the “Company Law”) and related legislation.

General

The current central clearing system for shares of Japanese listed companies was established in 2009 pursuant to the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, Etc. of Japan (including the cabinet order and ministerial ordinances promulgated thereunder; the “Book-Entry Law”). The shares of all Japanese companies listed on any Japanese financial instruments exchange, including Honda’s shares, are subject to the system. Under the Book-Entry Law, all shares are dematerialized and all share certificates for such shares are null and void. At present, the Japan Securities Depository Center, Inc. (“JASDEC”) is the sole institution that is designated by the relevant authorities as a book-entry transfer institution which is permitted to engage in the clearing operations of shares of Japanese listed companies under the Book-Entry Law. Under the clearing system, in order for any person to hold, sell or otherwise dispose of shares of Japanese listed companies, such person must have an account at an account management institution unless such person has an account directly at JASDEC. “Account management institutions” are, in general, financial instruments firms engaged in type 1 financial instruments business (i.e., securities brokers/dealers), banks, trust companies and certain other financial institutions which meet the requirements prescribed by the Book-Entry Law.

Under the Book-Entry Law, any transfer of shares of Japanese listed companies is effected through book entry, and title to the shares passes to the transferee at the time when the transferred number of the shares is by an application for book entry recorded in the transferee’s account at an account management institution. The holder of an account at an account management institution is presumed to be the legal owner of the shares recorded in such account.

A registered shareholder is generally entitled to exercise its rights as a shareholder, such as voting rights and to receive dividends (if any). Under the Company Law and the Book-Entry Law, in order to assert shareholders’ rights against Honda, a shareholder must have its name and address registered in the register of shareholders, except in limited circumstances. Although, in general, holders of an account with shares recorded are to be registered in the register of shareholders on the basis of an all-shareholders notice from JASDEC to Honda at certain prescribed times, in order to exercise minority shareholders’ rights (other than those the record dates for which are fixed) against Honda, a holder of an account with shares needs to (a) make an application through an account management institution to JASDEC, which will then give a notice of the name and address of such holder, the number of shares held by such holder and other requisite information to Honda, and (b) exercise the rights within four weeks from such notice.

Non-resident shareholders are required to appoint a standing proxy in Japan or provide a mailing address in Japan. Each such shareholder must give notice of such standing proxy or mailing address to the relevant account management institution. Such notice will be forwarded to Honda through JASDEC. Japanese financial instruments firms and commercial banks customarily act as standing proxies and provide related services for standard fees. Notices from Honda to non-resident shareholders are delivered to such standing proxies or mailing addresses.

Dividends

Under its Articles of Incorporation, Honda’s financial accounts will be closed on March 31 of each year. The record dates for dividends are June 30, September 30, December 31 and March 31 of each year. In addition, Honda may distribute dividends from surplus by determining any record date.

Under the Company Law, a company is permitted to make distributions of surplus to the shareholders any number of times per fiscal year pursuant to resolutions of a general meeting of shareholders, subject to certain limitations provided by the Company Law and the Ordinances of the Ministry of Justice thereunder. Distributions of surplus are required, in principle, to be authorized by a resolution of a general meeting of shareholders. However, if the articles of incorporation so provide and certain other requirements under the Company Law are met, distributions of surplus may be made pursuant to a board resolution. Pursuant to the provisions of the Company Law and its Articles of Incorporation, the Board of Directors of Honda may determine distributions of its surplus.

Distributions of surplus may be made in cash or in-kind in proportion to the number of shares held by each shareholder. If a distribution of surplus is to be made in-kind, a special resolution of a general meeting of shareholders is required, except in the case that a right to receive cash distribution instead of distribution in-kind is granted to shareholders. If such right is granted, distributions in-kind may be made pursuant to an ordinary resolution of a general meeting of shareholders or, as the case may be, a board resolution.

Under the Company Law, Honda is permitted to prepare non-consolidated extraordinary financial statements consisting of a balance sheet as of any date subsequent to the end of the previous fiscal year and an income statement for the period from the first day of the current fiscal year to the date of such balance sheet. If such extraordinary financial statements are prepared and approved in accordance with the provisions of the Company Law and the Ordinances of the Ministry of Justice thereunder, the results of such extraordinary financial statements may be considered in the calculation of distributable amount.

Under its Articles of Incorporation, Honda is not obligated to pay any dividends which are left unclaimed for a period of three full years after the date on which they first became payable.

Capital and Reserves

The entire amount of the issue price of the shares to be issued in the future will generally be required to be accounted for as stated capital. However, Honda may account for an amount not exceeding one-half of such issue price as additional paid-in capital by resolution of the Board of Directors in accordance with the Company Law. Honda may at any time reduce the whole or any part of its additional paid-in capital or transfer them to stated capital by resolution of a General Meeting of Shareholders. The whole or any part of surplus may also be transferred to stated capital, additional paid-in capital or legal reserve by resolution of a General Meeting of Shareholders.

Stock Splits

Honda may at any time split its shares into a greater number of shares by resolution of the Board of Directors. When the Board of Directors approves a stock split, it may also amend the Articles of Incorporation of Honda without approval of shareholders to increase the number of its authorized shares to such number as it determines, provided such number is equal to or less than the then-current number multiplied by the ratio of the stock split, so long as Honda does not issue more than one class of shares.

Under the Book-Entry Law, Honda must give notice to JASDEC regarding a stock split at least two weeks prior to the relevant effective date. On the effective date of the stock split, the numbers of shares recorded in all accounts held by its shareholders at account management institutions or at JASDEC will be increased in accordance with the applicable ratio.

Consolidation of Shares

Honda may at any time consolidate its shares into a smaller number of shares by a special resolution of the General Meeting of Shareholders. A Representative Director of Honda must disclose the reason for the consolidation of the shares at the General Meeting of Shareholders. If the consolidation of shares effected by Honda produces any fractional shares, any dissenting shareholder of such fractional shares may request that Honda purchase all of such fractional shares by such holder, at a fair price.

Under the Book-Entry Law, Honda must give notice to JASDEC regarding a consolidation of shares at least two weeks prior to the relevant effective date. On the effective date of the consolidation of shares, the numbers of shares recorded in all accounts held by its shareholders at account management institutions or at JASDEC will be decreased in accordance with the applicable ratio.

Voting Rights

Pursuant to the Articles of Incorporation, Honda holds its Ordinary General Meeting of Shareholders within three months of the end of each fiscal year (i.e., in June of each year), provided that applicable Japanese law allows, in emergency situations where it is not possible to hold such meeting as set forth in the Articles of Incorporation, for the date of the Ordinary General Meeting of Shareholders to be postponed until a reasonable date following the end of such emergency situation. In addition, Honda may hold an Extraordinary General Meeting of Shareholders whenever necessary by giving at least two weeks’ advance notice. Under the Company Law, notice of any shareholders’ meeting must be given to each shareholder having voting rights or, in the case of a non-resident shareholder, to his resident proxy or mailing address in Japan in accordance with Honda’s Share Handling Regulations, at least two weeks prior to the date of the meeting. Pursuant to the Articles of Incorporation, the record date for an Ordinary General Meeting of Shareholders is the last day of each fiscal year (i.e., March 31 of each year). Under applicable Japanese law, however, the record date for a General Meeting of Shareholders must be within three months of the date on which such meeting is held. If the date of such meeting is postponed to a date that is greater than three months from the applicable record date (for example, in response to an emergency situation where it is not possible to hold such meeting as planned), a new record date must be set.

A shareholder of Honda is generally entitled to one vote per voting unit of shares as described in this paragraph and under “—Differences between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)—Japanese Unit Share System.” In general, under the Company Law and the Articles of Incorporation of Honda, a resolution may be adopted at a General Meeting of Shareholders by a majority of the shares having voting rights represented at the meeting. The Company Law and Honda’s Articles of Incorporation require a quorum for the election of Directors of not less than one-third of the total number of voting rights of all shareholders and the resolution shall be adopted by majority voting, and the Company Law requires that directors who are not Audit and Supervisory Committee members and directors who are such members shall be separately elected by a general meeting of shareholders. Honda’s shareholders are not entitled to cumulative voting in the election of directors. A corporate shareholder whose voting rights are in turn not less than one-quarter directly or indirectly owned by Honda does not have voting rights. Also, Honda does not have voting rights with respect to its own shares.

Shareholders may exercise their voting rights through proxies, provided that those proxies are also shareholders who have voting rights. Shareholders who intend to be absent from a general meeting of shareholders may exercise their voting rights in writing. In addition, they may exercise their voting rights by electronic means if the Board of Directors decides to accept such means.

Under the Company Law, in order to approve certain significant matters of a corporation, a more strict requirement for the quorum or the number of voting rights to approve is provided. The Articles of Incorporation of Honda provide that such resolution may be adopted at a General Meeting of Shareholders by at least two thirds of the voting rights of the shareholders present at the meeting representing at least one third of all the shareholders having voting rights. Such significant matters include, but are not limited to:

•	acquisition of its own shares by Honda from a specific shareholder other than its subsidiary,

•	acquisition of special shares all of which may be acquired by Honda (zembu shutoku joukou tsuki shurui kabushiki),

•	consolidation of the shares,

•	reduction of stated capital (with certain exceptions),

•	issuance or transfer of new shares or existing shares held by Honda as treasury stock to persons other than the shareholders at a “specially favorable” price,

•	issuance of stock acquisition rights (including those incorporated in bonds with stock acquisition rights) to persons other than the shareholders under “specially favorable” conditions,

•	discharge of a part of responsibilities of Directors or accounting auditors,

•	distribution of surplus by property other than cash (only in the case that no cash distribution is allowed to shareholders),

•	amendments to the Articles of Incorporation,

•	transfer of whole or important part of business,

•	dissolution of a corporation,

•	reorganization of a corporation.

For a description of the process and procedures for the voting of ADRs representing Common Stock, see “American Depositary Shares—Voting deposited securities.”

Subscription Rights and Stock Acquisition Rights

Holders of Honda’s shares have no preemptive rights under Honda’s Articles of Incorporation. Under the Company Law, the board of directors may, however, determine that shareholders be given subscription rights in connection with a particular issue of new shares. In this case, such rights must be given to all shareholders as of a specified record date by at least two weeks’ prior public notice to shareholders of the record date. In addition, individual notice must be given to each of these shareholders at least two weeks prior to the date of expiration of the subscription rights.

Honda also may decide to grant the stock acquisition rights (shinkabu-yoyakuken), with or without bonds, to any person including its shareholders, by resolution of its Board of Directors unless issued under specially favorable conditions. The holder of such rights may exercise its rights within the exercise period by paying subscription moneys all as prescribed in the terms of such rights.

Liquidation Rights

In the event of a liquidation of Honda, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among the shareholders in proportion to the number of shares they own.

Liability to Further Calls or Assessments

All of Honda’s currently issued shares, including shares represented by the ADSs, are fully paid and nonassessable.

Record Date

As mentioned above, the record dates for Honda’s dividends are June 30, September 30, December 31 and March 31, if paid. Under the Articles of Incorporation, a holder of shares constituting one or more whole voting units who is registered as a holder on Honda’s register of shareholders at the close of business as of March 31 is entitled to exercise its voting rights at the Ordinary General Meeting of Shareholders with respect to the fiscal year ended on March 31. In addition, Honda may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice. Under applicable Japanese law, however, the record date for a General Meeting of Shareholders must be within three months of the date on which such meeting is held. If the date of such meeting is postponed to a date that is greater than three months from the applicable record date (for example, in response to an emergency situation where it is not possible to hold such meeting as planned), a new record date must be set.

Under the Book-Entry Law, Honda is required to give notice of each record date to JASDEC at least two weeks prior to such record date. JASDEC is required to promptly give notice to Honda of the names and addresses of all of its shareholders of record, the numbers of shares held by them and other relevant information as of such record date.

The shares generally trade ex-dividend or ex-rights on the Japanese financial instruments exchanges on the first business day prior to a record date (or if the record date is not a business day, the second business day prior thereto.

Acquisition of Own Shares

Under the Company Law, Honda is generally required to obtain authorization for any acquisition of its own shares by means of:

(i)	a resolution at a General Meeting of Shareholders, which may be effective for one year at the most from the date thereof;

(ii)	a resolution of the Board of Directors if the acquisition is in accordance with its Articles of Incorporation; or

(iii)	a resolution of the Board of Directors if the acquisition is to purchase its shares from a subsidiary.

Honda may only dispose of shares so acquired in accordance with the procedures applicable to a new share issuance under the Company Law.

Upon due authorization, Honda may acquire its own shares:

•	in the case of (i) and (ii) above, from stock markets or by way of tender offer;

•	in the case of (i) above, from a specific person, but only if its shareholders approve such acquisition by special resolution; and

•	in the case of (iii) above, from such subsidiary.

In the event Honda is to acquire its own shares from a specific person other than its subsidiary at a price which is higher than the higher of (x) the final market price on the market trading such shares as of the date immediately preceding the date of the required resolution or (y) in the event that such shares are subject to a tender offer, etc., the price set in the contract regarding such tender offer, any shareholder may request that Honda includes such shareholder’s shares in the proposed purchase.

Acquisitions described in (i) through (iii) above must satisfy certain other requirements, including the restriction of the source of consideration in which the total amount of the purchase price of such own shares may not exceed the distributable amount of the corporation.

Reports to Shareholders

Honda currently furnishes shareholders with notices of shareholders’ meetings, business reports, including financial statements, and notices of resolutions adopted at the shareholders’ meetings, all of which are in Japanese. Such notices as described above may be furnished by electronic means to those shareholders who have approved such way of furnishing notices. After the effectiveness of the revisions to the Company Law, which is scheduled to occur within three and a half years from December 11, 2019, such notices can be furnished by electronic means to shareholders without their approvals by providing so in the Articles of Incorporation. Pursuant to its Articles of Incorporation, upon convening a General Meeting of Shareholders, Honda may deem that the information required to be described or indicated in the reference documents for the General Meeting of Shareholders, business reports, financial statements and consolidated financial statements shall have been provided to the shareholders when such information is disclosed, pursuant to laws or regulations, through a method that uses the Internet. Further, pursuant to its Articles of Incorporation, Honda’s public notices to shareholders shall be given in Japanese by way of electronic public notice; provided, however, that if any public notice is unable to be given by electronic method due to any accident or for any other unavoidable reason, such public notice shall be given by publication in the Nihon Keizai Shimbun, a Japanese newspaper of general circulation.

Requirements for Amendments (Item 10.B.4 of Form 20-F)

Please refer to “—Rights of the Shares (Item 10.B.3 of Form 20-F)—Voting Rights” above. None of the requirements for amendments are more significant than required by applicable law.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

In addition to the Japanese unit share system that is described under “—Differences between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)—Japanese Unit Share System” below, the Foreign Exchange and Foreign Trade Law of Japan (the “Foreign Exchange and Foreign Trade Law”) and the cabinet orders and ministerial ordinances thereunder (collectively, the “Foreign Exchange Regulations”) govern the acquisition and holding of shares of Honda by “exchange non-residents” and by “foreign investors”.

Exchange non-residents are:

•	individuals who do not reside in Japan; and

•

corporations whose principal offices are located outside Japan. Generally, branches and other offices of non-resident corporations that are located within Japan are regarded as residents of Japan. Conversely, branches and other offices of Japanese corporations located outside Japan are regarded as exchange non-residents.

Foreign investors are:

•	individuals who are exchange non-residents;

•	corporations or other organizations that are organized under the laws of foreign countries or whose principal offices are located outside of Japan; and

•

corporations (1) of which 50% or more of their voting rights are held directly or indirectly by individuals who are exchange non-residents and/or corporations or other organizations (a) that are organized under the laws of foreign countries or (b) whose principal offices are located outside of Japan or (2) a majority of whose officers, or officers having the power of representation, are individuals who are exchange non-residents.

After the effectiveness as of May 8, 2020 of the revisions to the Foreign Exchange and Foreign Trade Law promulgated in November 2019, the definition of “foreign investors” is amended and partnerships established under the Civil Code of Japan and investment limited partnerships under the Limited Partnership Act for Investment of Japan, of which 50% or more of their capital was contributed by exchange non-residents or others listed in the cabinet order, or a majority of whose operating partnership members are exchange non-residents or others listed in the cabinet orders, are newly defined as “foreign investors”.

In addition, from June 7, 2020, due to the transitional measures of the revisions to the Foreign Exchange and Foreign Trade Law, a foreign investor who plans to acquire 1% or more of issued shares or the total voting rights of Honda must, in principle, file a prior notification with the Minister of Finance and any other competent Ministers having jurisdiction. That is because Honda has been designated as a company conducting business activities in industries categorized as the core sectors in relation to the national security of Japan (the “Core Sectors”) as defined under the revisions to the Foreign Exchange and Foreign Trade Law. However, certain exemptions are provided for foreign investors other than those who have been subject to punitive measure within five years for violating the Foreign Exchange and Foreign Trade Law or investors that are foreign governments or foreign state-owned enterprises (excluding those accredited by the Minister of Finance), if they satisfy certain requirements described below. The foreign investors who satisfy the following conditions, among others, will be exempted from the prior notification requirement under the Foreign Exchange Regulations: (1) a foreign financial institution that (a) is located in the countries that are listed in the relevant schedule under the Foreign Exchange Regulations, (b) meets the conditions set by the Minister of Finance and any other competent Ministers having jurisdiction, and (2) a foreign investor other than foreign financial institution that, in addition to satisfying (a) and (b) above, (c) will not hold 10% or more of issued shares or the total voting rights of Honda after its acquisition.

The conditions mentioned in (1)(c) in the preceding paragraph include the following, among others: (1) in the case of a foreign financial institution, (i) not becoming a board member of Honda itself or through its closely-

related person, (ii) not submitting any agenda proposing transfer or disposition of the business categorized as designated business sectors under the Foreign Exchange Regulations (the “Designated Business Sectors”) to a shareholders’ meeting, and (iii) not acquiring confidential technical information relating to business activities in the Designated Business Sectors or doing any act that causes disclosure of such information, and (2) in the case of a foreign investor other than foreign financial institution, in addition to satisfying (i), (ii) and (iii) above, (iv) not attending the meeting of board of directors or any committee of Honda which makes important decision in connection with business activities in the Core Sectors, and (v) not making any proposal to the board of directors or board members in writing requiring their responses and/or actions by certain deadlines in connection with the business activities in the Core Sectors.

Even if a foreign investor is exempted from the prior notification requirement under the Foreign Exchange Regulations, the foreign investor must file a report of the acquisition with the Minister of Finance and any other competent Ministers having jurisdiction within 45 days from the date of the acquisition (1) in the case of a foreign financial institution, each time when it acquires 10% or more of issued shares or the total voting rights of Honda, and (2) in the case of a foreign investor other than foreign financial institution, when it acquires 1% or more or 3% or more, respectively, of issued shares or the total voting rights of Honda for the first time (for the avoidance of doubt, an acquisition of 10% or more of issued shares or the total voting rights of Honda by a foreign investor other than foreign financial institution is subject to the prior notification requirement as mentioned above, and therefore a post fact report is not applicable to such acquisition).

In addition, even if the acquisition of shares of Honda by an exchange non-resident from a resident of Japan is not subject to any prior filing requirements in general, in certain limited circumstances, the Minister of Finance may require prior approval of such acquisition. In addition, in case a resident of Japan transfers shares of Honda for consideration exceeding ¥100 million to an exchange non-resident, the resident of Japan who transfers the shares is required to report the transfer to the Minister of Finance within 20 days from the date of the transfer or the date of receipt of payment, whichever comes later, unless the transfer was made through a bank or financial instruments firms licensed or registered under Japanese law.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Not applicable.

Ownership Threshold (Item 10.B.8 of Form 20-F)

The Financial Instruments and Exchange Law of Japan and regulations under such law require any person other than the relevant corporation who has become a holder (together with its related persons) of more than 5% of the total issued shares of a corporation listed on any Japanese financial instruments exchange or whose shares are traded on the over-the-counter market (including ADSs representing such shares) to file with the Director of a competent Local Finance Bureau, within five business days, in general, a report concerning those shareholdings. A similar report must also be filed to reflect any change of 1% or more in any shareholding or any change in material matters set out in reports previously filed. As of April 1, 2014, any person who filed a report on or after that date to reflect a change in holding of 5% or less of the total issued shares is not required to file any further report for a change of 1% or more in shareholding (unless the holding exceeds 5%) or any change in material matters previously reported. Copies of any report must also be furnished to all Japanese financial instruments exchanges on which the corporation’s shares are listed or in the case of shares traded on the over-the-counter market, the Japan Securities Dealers Association. For this purpose, shares issuable or transferable to such person upon exercise of exchangeable securities, conversion of convertible securities or exercise of warrants or stock acquisition rights are taken into account in determining both the number of shares held by that holder and the corporation’s total issued share capital.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Japanese Unit Share System

Consistent with the requirements of the Company Law, the Articles of Incorporation of Honda adopts a unit share system called “tan-gen-kabu”, under which 100 shares constitute one voting unit of shares. The Board of Directors of Honda by itself may reduce, but not increase, the number of shares that constitute one voting unit or abolish the unit share system entirely by amendments to the Articles of Incorporation by a board resolution without approval of shareholders. An increase in the number of shares that constitute one voting unit requires an amendment to the articles of incorporation by a special resolution of a general meeting of shareholders. In any case, the number of shares constituting one voting unit may not exceed 1,000 shares or 0.5% of the total issued shares.

Under the Book-Entry Law, shares constituting less than one voting unit are transferable. Under the rules of the Japanese financial instruments exchanges, however, shares constituting less than one voting unit do not comprise a trading unit, except in limited circumstances, and accordingly may not be sold on the Japanese financial instruments exchanges.

The holder of shares constituting less than one voting unit may at any time require Honda to purchase or sell such shares to constitute one voting unit at the market price in accordance with Honda’s Share Handling Regulations (see below). Because the transfer of ADRs does not require changes in the ownership of the underlying shares, holders of ADRs evidencing ADSs that constitute less than one voting unit of shares are not affected by these restrictions in their ability to transfer the ADRs. However, because transfers of less than one voting unit of the underlying shares are normally prohibited under the unit share system, under the Deposit Agreement, the right of ADR holders to surrender their ADRs and withdraw the underlying shares for sale in Japan may only be exercised as to whole voting units.

Right of a Holder of Shares Representing Less Than One Voting Unit to Require Honda to Purchase or Sell Its Shares.

A holder of Honda’s shares representing less than one voting unit may at any time require Honda to purchase its shares. These shares will be purchased at (a) the closing price of the shares reported by the Tokyo Stock Exchange on the day when the request for purchase reaches the share handling agent, or (b) if no sale takes place on the Tokyo Stock Exchange on that day, then the price at which the first sale of shares is effected on the Tokyo Stock Exchange thereafter. In each case, Honda will request the payment of an amount determined by Honda as an amount equal to the brokerage commission required for the sale and purchase of the shares. A holder of shares representing less than one voting unit may, in accordance with the provisions of Honda’s Share Handling Regulations, also make a request to the effect that such number of shares should be sold to it that will, when added to the shares less than one voting unit already held by that shareholder, constitute one voting unit. However, because holders of ADSs representing less than one unit are not able to withdraw the underlying shares from deposit, these holders will not be able to exercise many shareholder rights as a practical matter.

Other Rights of a Holder of Shares Representing Less Than One Voting Unit.

In addition to the rights described in the preceding paragraph, a holder of shares representing less than one voting unit also has the rights including the followings and these rights may not be restricted by the articles of incorporation:

•

rights to receive any consideration for acquisition by a corporation of special shares all of which may be acquired by such corporation (zembu shutoku joukou tsuki shurui kabushiki) as provided by Article 171, paragraph 1, item 1 of the Company Law,

•

rights to receive any cash or other consideration for acquisition by a corporation of shares which may be acquired by such corporation on occurrence of certain event (shutoku joukou tsuki kabushiki) as provided by Article 107, paragraph 1, item 3 of the Company Law,

•	rights to be allocated any shares without consideration as provided by Article 185 of the Company Law,

•	rights to receive distribution of any residual assets of a corporation, and

•

any other rights provided in the relevant Ordinance of the Ministry of Justice, including rights to receive cash or other distribution derived from consolidation of shares, stock split, allocation of stock acquisition rights without consideration, distribution of surplus or reorganization of a corporation.

Other rights of a holder of shares constituting less than one voting unit may be restricted if the articles of incorporation so provide.

Voting rights under the unit share system.

Under the unit share system, the shareholders shall have one voting right for each voting unit of shares that they hold. A shareholder who owns shares representing less than one voting unit will not be able to exercise voting rights and any other rights relating thereto.

Daily Price Limits under Japanese Financial Instruments Exchange Rules

Share prices on Japanese financial instruments exchanges are determined on a real-time basis by the equilibrium between bids and offers. These exchanges set daily price limits, which limit the maximum range of fluctuation within a single trading day. Daily price limits are set in absolute yen according to the previous day’s closing price or special quote. Although transactions may continue at the upward or downward limit price if the limit price is reached on a particular trading day, no transactions may take place outside these limits. Consequently, an investor wishing to sell at a price above or below the relevant daily limit may not be able to sell its shares at such price on a particular trading day, or at all.

Changes in Capital (Item 10.B.10 of Form 20-F)

Please refer to “—Rights of the Shares (Item 10.B.3 of Form 20-F)—Capital and Reserves” and “—Rights of the Shares (Item 10.B.3 of Form 20-F)—Voting Rights” above. None of the requirements for changes in capital are more stringent than required by applicable law.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

JPMorgan Chase Bank, N.A, a national banking association organized under the laws of the United States, is the Depositary (the “Depositary”) of Honda’s ADSs representing Honda’s Common Stock, including evidence of rights to receive such Common Stock. Each ADS represents one share of Common Stock at the date of the applicable ADR, deposited at the principal office of MUFG Bank, Ltd., Tokyo (the “Custodian”), as agent of the Depositary. The address of the Depositary’s office is 383 Madison Avenue, Floor 11, New York, New York 10179 (the “Depositary’s Office”).

The rights of ADR holders, including their rights to corporate governance practices, are governed by the Deposit Agreement which is an exhibit to the annual report to which this description is attached or incorporated by reference as an exhibit.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because JPMorgan Chase Bank, N.A. will actually hold the shares underlying your ADRs, you must rely on it to exercise the rights of a shareholder. The obligations of JPMorgan Chase Bank, N.A. are set out in an agreement among Honda, JPMorgan Chase Bank, N.A. and you, as an ADR holder. The agreement and the ADRs are generally governed by New York law.

The following is a summary of the agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of ADR, each of which is included as an exhibit to the annual report to which this description is attached or incorporated by reference as an exhibit.

Fixing of the Record Date (Item 12.D.2.(b) of Form 20-F)

Whenever the Depositary shall receive notice of the fixing of a record date by Honda for the determination of holders of the Common Stock deposited and any and all other securities, property and cash from time to time held thereunder (the “Deposited Securities”) entitled to receive any cash dividend or other cash distribution or any distribution other than cash, or any rights to be issued with respect to Common Stock or other Deposited Securities, or whenever the Depositary shall receive notice of the fixing of a record date by Honda for the determination of holders of Common Stock or other Deposited Securities entitled to vote at any meeting of any such holders, the Depositary shall fix a record date for the determination of the holders of ADRs who shall be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting and shall give notice thereof to the holders of ADRs as soon as practicable thereafter, as provided in the Deposit Agreement.

Voting deposited securities (Item 12.D.2.(b) and Item 12.D.2.(d) of Form 20-F)

Upon notice of any meeting of holders of Common Stock or other Deposited Securities the Depositary shall, as soon as practicable thereafter, and after fixing a record date for determining the record holders of ADRs entitled to give instructions for the exercise of voting rights, as provided in the Deposit Agreement, mail to the record holders of ADRs (a) a copy of the notice of such meeting (which shall be in English) received by the Depositary and (b) a statement that the record holders of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provisions of law and of the Articles of Incorporation of Honda, to instruct the Depositary as to the exercise of their voting rights, and a brief statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by Honda. Upon the written request of a record holder of an ADR on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable to vote or cause to be voted the Common Stock or other Deposited Securities represented by such ADR in accordance with the instructions set forth in such request. The above notice to record holders of ADRs will state that if no instructions are received by the Depositary on or before the date established by the Depositary for such purpose the Depositary will give a discretionary proxy to a person designated by Honda unless Honda has knowledge of any contest as to the action to be taken at the meeting or unless action is to be taken to authorize a merger, consolidation or amalgamation (except an amalgamation between Honda and one or more of its 100% owned Japanese subsidiaries) or on any other matter which may affect substantially the rights or privileges of the holders of such Common Stock or other Deposited Securities. So long as the Depositary shall act in good faith it shall not be responsible for any failure to carry out any instructions filed with it or to comply with the provisions of any such notice or for the manner or effect of any such vote, with or without instructions or for not exercising any right to vote.

Dividends and Distributions (Item 12.D.12.(c) and Item 12.D.2.(f) of Form 20-F)

Whenever the Depositary receives any cash dividend or other cash distribution by Honda on the Deposited Securities, the Depositary will, if at the time of receipt thereof any non-dollar currency amounts distributable to record holders of ADRs can in its judgment be converted on a reasonable basis into U.S. dollars distributable to the record holders of ADRs entitled thereto and subject to the provisions of the Deposit Agreement, convert such dividend or distribution into U.S. dollars and distribute the resulting amount to such holders; provided, however, that the amount distributed will be reduced by any amounts required to be withheld by Honda or the Depositary on account of taxes. If any distribution consists of a dividend in, or free distribution of, Common Stock, the Depositary may in its discretion, with the approval of Honda, distribute to the record holders of ADRs entitled thereto additional ADRs representing the amount of Common Stock received as such dividend or free distribution. Other distributions received on the Deposited Securities may be made available to record holders of ADRs as provided in the Deposit Agreement. In lieu of delivering ADRs for fractional ADSs in any such case, the Depositary may, in its discretion, sell the amount of Common Stock represented by the aggregate of such fractions at public or private sale, at such place or places and upon such terms as it may deem proper or, if any portion of such amount consists of shares of Common Stock which are insufficient in number to constitute a full Unit, sell such portion to Honda in accordance with the applicable provisions of the Japanese Commercial Code or any other Japanese law, and distribute the net proceeds of any such sale, all in the manner and subject to the conditions described in the Deposit Agreement.

Liability of Holder for Taxes (Item 12.D.2.(c) and Item 12.D.2.(i) of Form 20-F)

Any tax or other governmental charge payable by the Depositary with respect to any Deposited Securities represented hereby shall be payable by the holder hereof to the Depositary. The Depositary may refuse to effect any transfer of an ADR, or any withdrawal of Deposited Securities represented hereby until such payment is made, and may withhold dividends or other distributions or may sell (after attempting by reasonable means to notify the holder prior to such sale) any part or all of the Deposited Securities represented hereby, and may apply such dividends or distributions or the proceeds of any such sale toward such tax or charge, the holder hereof remaining liable for any deficiency.

Reports; Inspection of Transfer Books (Item 12.D.2.(d) and Item 12.D.2.(h) of Form 20-F)

The Depositary shall make available for inspection by Holders at the Depositary’s Office, at the office of the Custodian and at any other designated transfer offices any reports and communications, including any proxy solicitation material, received from Honda which are both (a) received by the Depositary, the Custodian or the nominee of either as the holder of Deposited Securities and (b) made generally available to the holders of Common Stock or Deposited Securities by Honda. In connection with any registration statement relating to the ADRs or with any undertaking contained therein, Honda and the Depositary shall each furnish to the other and to the Commission such information as shall be required to make such filings or comply with such undertakings.

Rights (Item 12.D.2.(e) and Item 12.D.2.(f) of Form 20-F)

In the event that Honda shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for or to purchase additional Common Stock or any rights of any other nature, such rights shall be made available by the Depositary to the holders of ADRs in such manner as the Depositary may determine, either by the issue to the record holders entitled thereto of warrants representing such rights or by, such other method as may be approved by the Depositary in its discretion; provided, however, that if at the time of issue or offer of any rights the Depositary determines that it is not lawful or not feasible to make such rights available to record holders of ADRs by the issue of warrants or otherwise, or if and to the extent so instructed by record holders of ADRs that such holders do not desire to exercise such rights the Depositary in its discretion may, if the applicable laws permit such transfer, sell such rights at public or private sale, at such place or places and upon such terms as it may deem proper, and distribute the net proceeds to the record holders of ADRs entitled thereto as in the case of a distribution received in cash.

So long as the aggregate number of shares of Common Stock held by or for United States residents exceeds 1% of the total number of shares of Common Stock then outstanding, if registration under the Securities Act of 1933, as amended, of the securities to which any rights relate is required for Honda to offer such rights to holders of ADRs and sell the securities represented by such rights, Honda has agreed with the Depositary that it will file promptly a registration statement pursuant to such Act with respect to such rights and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective at least 21 days before such rights shall expire. In no event shall the Depositary make available to the holders of ADRs any right to subscribe for or to purchase any securities unless and until such a registration statement is in effect, or unless the offering and sale of such securities to the holders of such ADRs are exempt, in the opinion of counsel, from registration under the provisions of such Act.

If any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights to be made available to holders of ADRs, Honda has agreed with the Depositary that Honda will use its best efforts, to the extent not unduly burdensome in the judgment of Honda, to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of the rights, to enable holders of ADRs to exercise such rights.

Changes Affecting Deposited Securities (Item 12.D.2.(f) of Form 20-F)

Upon any split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Honda or to which it is a party, any securities or property that shall be received by the Depositary or the Custodian in exchange for, or in conversion, replacement, or otherwise in respect of, Deposited Securities shall constitute Deposited Securities under the Deposit Agreement, and each ADS shall thereafter subject to applicable laws also represent the right to receive Deposited Securities including the securities and property so received in exchange or conversion to the extent that additional ADRs or new ADRs or the net proceeds of the sale of such securities or property are not effectively distributed to Holders pursuant to the following sentences of this paragraph. In any such case the Depositary, after consultation with Honda if practicable, may, and shall, if Honda shall so request, subject to the Deposit Agreement, execute and deliver additional ADRs as in the case of a dividend of Common Stock, or call for the surrender of outstanding ADRs to be exchanged for new ADRs or other depositary ADRs specifically describing such newly received Deposited Securities. Promptly upon the ADR of written notice from Honda as to the occurrence of any such event, the Depositary shall give notice thereof in writing to all Holders at Honda’s expense. Notwithstanding the foregoing, in the event that the Depositary determines that any security or property so received may not be lawfully or practicably distributed to all or certain Holders, the Depositary, after consultation with Honda if practicable, may and shall, if Honda requests, sell such securities or property at public or private sale, at such place or places and upon such terms as it may deem proper, and allocate the net proceeds of such sales (after payment of the expenses thereof and any taxes or governmental charges) for the account of the Holders otherwise entitled to such securities or property upon an averaged or other practicable basis without regard to any distinctions among such Holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash.

Amendment and Termination of Deposit Agreement (Item 12.D.2.(g) of Form 20-F)

The form of the ADRs and any provisions of the Deposit Agreement may be amended by agreement between Honda and the Depositary in any respect which they may deem necessary or desirable. Any amendment imposing or having the effect of increasing any fees or charges payable by the holders of ADRs (other than taxes or other governmental charges, registration fees and cable, telex or facsimile transmission and delivery expenses) or otherwise prejudicing any substantial existing rights of holders of ADRs shall, however, not become effective as to outstanding ADRs until the expiration of three months after notice of such amendment shall have been given to the record holders of outstanding ADRs and published as provided in the Deposit Agreement. Every holder of an ADR at the time any such amendment so becomes effective shall be deemed, by continuing to hold such ADR to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the holder hereof to surrender an ADR and receive therefor the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law.

The Depositary will, if Honda at any time so requests, terminate the Deposit Agreement by mailing notice of such termination to the record holders of the ADRs then outstanding and publishing notice as provided in the Deposit Agreement, in each case at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement in accordance with the same notice requirements if at any time 60 days shall have expired after the Depositary shall have delivered to Honda a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. Upon the termination of the Deposit Agreement, Honda shall be discharged from all obligations thereunder except for its obligations to the Depositary, the Registrar and the Custodian with respect to indemnification, charges and expenses. If any ADRs shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the transfer of ADRs, shall suspend the distribution of dividends to the holders thereof, and shall not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except as provided below and except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary. Upon termination of the Deposit Agreement, the Depositary shall deliver Common Stock in respect of deliverable portions of such ADRs so surrendered and deliver ADRs in respect of the non-deliverable portion of ADRs so surrendered pursuant to the Deposit Agreement and will continue to effect transfers of ADRs representing non-deliverable portions in accordance with the Deposit Agreement. At any time after the expiration of six months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement at public or private sale, at such place or places and upon such terms as it deems proper or, if any portion of such Deposited Securities consists of shares of Common Stock which are insufficient in number to constitute a full Unit, sell such portion to Honda in accordance with the applicable provisions of the Japanese Commercial Code or other Japanese law, and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the holders of ADRs which have not theretofore been surrendered.

Surrender of ADRs and Withdrawal of Common Stock (Item 12.D.2.(i) of Form 20-F)

Upon surrender of an ADR at the Depositary’s Office or at such other offices as the Depositary may designate of a Holder’s written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to or upon the written order of the person or persons designated in such order along with a certificated ADR (properly endorsed in blank or accompanied by proper instruments of transfer in blank, to the extent required by the Depositary) or, in the case of a Direct Registration Receipt, proper instruments of transfer in blank, to the extent required by the Depositary, the Depositary shall (i) cancel such certificated ADR or make a notation on the Direct Registration System reflecting the cancellation of such Direct Registration Receipts, as the case may be, and (ii) direct the Custodian to deliver without unreasonable delay, subject to the Deposit Agreement and to the provisions of or governing Deposited Securities, to or upon the written order of the person or persons designated in such order, the deliverable portion (as defined below) of such Common Stock and other Deposited Securities at the time represented by the Depositary Shares evidenced by such ADR, and the Custodian shall so deliver such deliverable portion of such Common Stock and other Deposited Securities, at the office of the Custodian, except that the Depositary may, at the request, risk and expense of the Holder make delivery of such Deposited Securities without unreasonable delay to such person or persons at the Depositary’s Office or at any other place specified by the Holder in such order. Notwithstanding the foregoing, to the extent required by the operation of applicable provisions of the Japanese Commercial Code or any other Japanese law the Depositary will effect the delivery to such holder of only that portion of Common Stock (and any other Deposited Securities relating to such Common Stock) comprising a Unit of 100 shares of Common Stock (or such other number of shares of Common Stock as the Articles of Incorporation of Honda may designate as a “Unit of Shares”) or an integral multiple thereof (the “deliverable portion” of such ADR or ADRs). For the purpose of the foregoing sentences, the deliverable portion shall be determined on the basis of the aggregate number of shares of Common Stock represented by the entire amount of the ADSs evidenced by such ADR or ADRs, surrendered by the same holder at the same time. The

Depositary will promptly advise such holder as to the amount of Common Stock and Deposited Securities, if any, represented by the non-deliverable portion of such ADR or ADRs and shall deliver to such holder a new ADR evidencing such non-deliverable portion. In addition, the Depositary shall notify such holder of the additional amount of ADSs which such holder would be required to surrender in order for the Depositary to effect delivery of all the Common Stock and Deposited Securities represented by the ADSs of such holder. Notwithstanding any provision of the Deposit Agreement or an ADR to the contrary, the Depositary may restrict withdrawals of Deposited Securities only for the reasons set forth in General Instruction I.A.(1) to Form F-6 under the Securities Act of 1933.

Conditions to Execution and Delivery, Registration of Transfer, etc. of ADRs (Item 12.D.2.(i) of Form 20-F)

As a condition precedent to the execution and delivery, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution thereon or, subject to the last sentence of Paragraph 3, the withdrawal of any Deposited Securities, the Depositary, Honda or any Custodian may require the Holder, the presenter of the ADR or the depositor of Common Stock: (a) payment of a sum sufficient to pay or reimburse it for payment of (i) any Common Stock transfer or other tax or other governmental charge with respect thereto, (ii) any Common Stock transfer or registration fees for the registration of transfers of Common Stock or other Deposited Securities upon any applicable register and (iii) any charges of the Depositary upon delivery of ADRs against deposits of Common Stock and upon withdrawal of Deposited Securities against surrender of ADRs; (b) the production of proof satisfactory to it as to the identity and genuineness of any signature and as to any other matter contemplated by Section 3.01 of the Deposit Agreement; and (c) compliance with such reasonable regulations, if any, as the Depositary and Honda may establish consistent with the provisions of the Deposit Agreement. Any person presenting Common Stock for deposit, or any holder of an ADR, may be required to file such proof of citizenship or residence, evidence of the number of shares of Common Stock beneficially owned or any other matters necessary or appropriate to evidence compliance with the Foreign Exchange and Foreign Trade Law of Japan or other information, and to execute such certificates as the Depositary may deem necessary or proper.

Suspension of Delivery, Transfer, etc. (Item 12.D.2.(i) of Form 20-F)

The delivery of ADRs against deposits of Common Stock generally or against deposits of particular Common Stock may be suspended, or the registration of transfer of ADRs in particular instances may be refused, or the registration of transfer or surrender of outstanding ADRs generally may be suspended, during any period when the register of shareholders of Honda is closed, or if any such action is deemed necessary or advisable by the Depositary or Honda at any time because of any requirement of law or of any government or governmental body or commission or under any provision of the Deposit Agreement. The Depositary may issue ADRs against rights to receive Common Stock from Honda, or any Custodian, or any registrar, transfer agent, clearing agency or other entity recording Common Stock ownership or transactions. The Depositary may issue ADRs against other rights to receive Common Stock (a “pre-release”) only if (x) such ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities until such Common Stock is deposited; (y) the applicant for such ADRs represents in writing that it owns such Shares, has assigned all beneficial right, title and interest in such Common Stock to the Depositary, and shall not dispose of such Common Stock other than in satisfaction of the pre-release (no evidence of ownership is required or time of delivery specified) and (z) all such ADRs represent not more than 20% of Common Stock actually deposited. Such collateral, but not the earnings thereon, shall be held for the benefit of the Holders. The Depositary may retain for its own account any compensation for the issuance of ADRs against such other rights to receive Common Stock, including without limitation earnings on the collateral securing such rights. Without limitation of the foregoing, the Depositary will not knowingly accept any Common Stock which would be subject to the registration provisions of the Securities Act of 1933, as amended, unless a registration statement is in effect as to such Common Stock.

Transfers, Split-ups, Combinations of ADRs (Item 12.D.2.(i) of Form 20-F)

An ADR is transferable on the books of the Depositary upon surrender of such ADR to the Depositary at such offices as it may designate properly endorsed or accompanied by a properly executed and duly stamped instrument of transfer, and upon such transfer the Depositary shall execute and deliver an ADR to or upon the order of the person entitled thereto, as provided in the Deposit Agreement. An ADR may be split into other ADRs or combined with other ADRs into one ADR. The Depositary may close the register at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

Liability and Obligations of Honda, the Depositary and the Custodian (Item 12.D.2.(j) of Form 20-F)

Neither the Depositary nor Honda nor the Custodian shall incur any liability to any holder of an ADR, if by reason of any provision of any present or future law or regulation of Japan or any other country, or of any action of any other governmental authority, or in the case of the Depositary or the Custodian, by reason of any provision, present or future, of the Articles of Incorporation or the Share Handling Regulations of Honda, or by reason of any act of God or war or other circumstance beyond its control, the Depositary, Honda or the Custodian shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, doing any act which the Deposit Agreement provides shall be done; nor shall the Depositary, Honda or the Custodian incur any liability to any holder hereof by reason of any non-performance or delay, caused as aforesaid, in performance of any act which it is so provided shall or may be done, or by reason of any exercise of, or failure to exercise any discretion provided for in the Deposit Agreement.

Neither the Depositary, nor Honda nor the Custodian assumes any obligation nor shall any of them be subject to any liability under the Deposit Agreement to holders of ADRs, except that each agrees to use its best judgment and good faith in the performance of obligations and duties specifically set forth in the Deposit Agreement. Neither the Depositary nor Honda shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the ADRs, which in its opinion may involve it in expense or liability, unless satisfactory indemnity be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.

Neither the Depositary, nor the Custodian nor Honda shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Common Stock for deposit, any holder of an ADR, or any other person believed by it in good faith to be competent to give such advice or information or for any translation of any notice, report or other document made by a translator believed by it to be competent. Neither the Depositary nor the Custodian will be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner or effect of any such vote, made either with or without request as long as any such action or non-action is in good faith. Honda will indemnify the Depositary, the Registrar and the Custodian against any liability which may arise out of acts performed, in accordance with the provisions of the Deposit Agreement and of the ADRs (i) by the Depositary, the Custodian or any Registrar, or any of their agents, except for any liability arising out of its own negligence or bad faith or (ii) by Honda or any of its agents. The Depositary will indemnify Honda against any liability which may arise out of acts performed or omitted by the Depositary or its agents (including the Custodian) due to negligence or bad faith. The Depositary and the Custodian may own and deal in any class of securities of Honda and its affiliates and in ADRs.